EXHIBIT 5

                              September 27, 1996

NGC Corporation
13430 Northwest Freeway
Suite 1200
Houston, Texas 77040

Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1933 (the "Act") of $350,000,000 aggregate amount of debt securities (the "Securities") of NGC Corporation, a Delaware corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. It is our understanding that the Securities will be guaranteed (the "Subsidiary Guarantees") by certain subsidiaries of the Company (the "Subsidiary Guarantors") named in the Registration Statement.

      Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Subsidiary Guarantees and the execution and delivery of the Indenture have been duly and validly authorized by the Boards of Directors of the Subsidiary Guarantors, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities and the Subsidiary Guarantees will constitute valid and legally binding obligations of the Company and the Subsidiary Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

NGC Corporation
September ___, 1996
Page 2

      We are members of the Texas Bar. The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

      We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          VINSON & ELKINS L.L.P.